Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Accountants” and to the use of our report dated August 10, 2005, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-128300) and related prospectus of Chaparral Steel Company for the registration of $300 million aggregate principal amount of 10.0% Senior Notes due 2013.

/s/ Ernst & Young LLP

Dallas, Texas

October 20, 2005